UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 6, 2011

CLARK HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32735	43-2089172
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

121 New York Avenue, Trenton, New Jersey	08638
(Address of Principal Executive Offices)	(Zip Code)

(609) 396-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.01.	Clark Holdings Inc. Regains Compliance with NYSE Amex Continued Listing Standards

On June 6, 2011, Clark Holdings Inc. (the “Company”) received a letter from the NYSE Amex LLC (“NYSE Amex”), stating that the staff of the NYSE Amex had determined that the Company was not in compliance with the NYSE Amex’s continued listing standards as set forth in the NYSE Amex Company Guide, specifically the requirement under Section 802(d) of the NYSE Amex Company Guide that the classes of the Company’s board be approximately equal in size and a majority of directors be elected every two years.  The Company’s board is divided into three classes, Class A, Class B and Class C, and the Company had two directors in Class A, three directors in Class B and one director and one vacancy in Class C.  The NYSE Amex allowed the Company until the earlier of its next annual meeting of stockholders or June 6, 2012, or until August 20, 2011 if the Company were to hold its annual meeting of stockholders prior to August 20, 2011, to regain compliance.

On June 7, 2011, the Company’s board determined to move Donald G. McInnes from Class B to Class C, effective immediately.  Accordingly, the Company’s board now has three classes with two directors in each class.  On June 9, 2011, the Company received written confirmation from the NYSE Amex that it had regained compliance with the NYSE Amex’s continued listing standards.

Mr. McInnes will continue as non-executive chairman of the Company’s board, as chairman of the Company’s compensation committee and as a member of the Company’s nominating and corporate governance committee.  Mr. McInnes will not receive any stock options under the Company’s 2007 Long-Term Incentive Equity Plan in connection with the move from Class B to Class C.

A copy of the press release announcing the letter from NYSE Amex and the movement of Mr. McInnes from Class B to a Class C is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth under Item 3.01 is incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit	Description

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2011

CLARK HOLDINGS INC.

By:	/s/ Kevan Bloomgren
Name: Kevan Bloomgren
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release.